EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS DISCUSSES 4th QUARTER RESULTS

FREMONT, Calif., January 18, 2004—Fiberstars, Inc. (Nasdaq: FBST) today announced that its fourth quarter revenues fell short of plan as distributors in the swimming pool market reduced advance purchasing against the coming season.

Pool and spa group revenues for the quarter were flat vs. the fourth quarter of 2003. When combined with pool group revenues for the first nine months of 2004, which were up 19%, sales for the year in this segment ended up 13%.

Fiberstars’ commercial lighting group revenues were up 13% over the year ago quarter. The Company’s new energy saving lighting system, EFO®, shipped close to $300,000 in the period, a quarterly high.

Total Fiberstars revenue for the quarter was approximately $7.8 million, 5% over revenue for the fourth quarter last year. Fiberstars estimated that this will result in a loss for the quarter. Annual revenue was approximately $29.7 million, up 9% over 2003, and the loss for the year is estimated in a range of $0.07 to $0.09 per share, vs. a loss of $0.10 per share for 2003.

“There appears to be a change in the buying pattern of a number of customers in the pool market,” said David Ruckert, President and CEO of Fiberstars. “We believe the disappointing 4th quarter result is largely a distributor inventory timing shift. We continue to believe the 2005 selling season in pools will be a good one for Fiberstars. We have a new marketing agreement with SCP, the pool market’s largest distributor, on our popular new line of lighted water feature products which is expected to result in increased revenue in 2005.”

Ruckert concluded, “I am pleased that we had quite a bit of good news on EFO in the quarter, including two positive articles in influential trade publications and installations at the Clinton library and the Ft. Lauderdale sea wall, and additional EFO installation sites in Whole Foods supermarkets and Cinemark multiplex theaters.”

The benefits of EFO in food stores were discussed in an article in the current issue of VM+SD (Visual Merchandising and Store Design). The article discusses problems with conventional lighting on perishable goods in food stores, described in the article as a significant problem. Fiberstars EFO can not only reduce energy consumption up to 80% vs. conventional lighting but can also provide greater safety and improved shelf life for perishable merchandise. Food stays moist, maintains color and freshness longer because EFO filters out harmful IR and UV rays from the light.

Using the example of an EFO installation in the seafood department of a Colorado Springs Whole Foods supermarket, Fiberstars EFO Business Development Manager Paul Ravenelle points out in the article that EFO can significantly retard the growth of bacteria on seafood, the source of the unpleasant odor often associated with seafood departments. Whole Foods found that it could increase the light levels on their seafood displays with EFO while actually increasing attractive shelf life.

The article also discusses testing done by Green Giant Fresh, a major supplier of fresh produce to supermarkets, which shows EFO to be of benefit for lighting potatoes. Significantly decreased greening—which can be toxic—was found after testing with high levels of EFO lighting. An in depth study by the University of Idaho is scheduled to begin early in 2005 to quantify the beneficial impact of EFO on potatoes.

Continuing Fiberstars EFO’s success in Whole Foods supermarkets, 55 systems are being installed in their new flagship store, presently under construction in Austin, Texas. Several EFO applications for other Whole Foods locations are in the final planning stages. By the end of the first quarter, we expect to have shipped EFO for the 11th Whole Foods store to feature Fiberstars’ new energy efficient system.

In January, Fiberstars will ship EFO to its sixth Cinemark multiplex theater location, where EFO lighting has proven successful in saving energy and improving sales in their restaurants. An article in the January 2005 issue of LD+A (Lighting Design and Application, the magazine of the Illumination Engineering Society of North America) highlighted an EFO installation in a Grapevine, Texas Cinemark restaurant. Halogen lamps consuming 45,887 kWh a year were replaced with EFO systems providing with better lighting that consumed 7,680 kWh annually, a savings of 83%. The Texas Standard Offer Program performed independent measurement and verification of the savings, and provided Cinemark with an incentive rebate for using the energy efficient EFO lighting. In addition, Cinemark realized a maintenance saving because the halogen lamps required 222 lamp changes a year vs. EFO’s 17 lamp changes per year. We expect EFO lighting to be used in several other Cinemark locations in 2005.

In addition, 18 EFO systems were installed in display cases of the recently opened Clinton Library in Little Rock, Ark. The benefit of EFO lighting is applicable both for general area downlighting as well as specially designed light bars for display cases, used in the Library, which light valuable articles without harmful infrared or ultraviolet rays.

Fiberstars also delivered 112 EFO systems to light the Ft. Lauderdale, Florida, sea wall. Fiberstars BritePak® fiber is being used with EFO to create a colorful line of light for two miles along the beautiful Ft. Lauderdale ocean front. The outdoor version of EFO was tested and withstood a variety of weather conditions before the final decision was made.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 40 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding results for the fourth quarter of 2004 and the full year 2004, future pool and spa market sales, benefits and customer expansion plans involving EFO®, the goals and business outlook for 2005 and thereafter, expected revenues, profitability and margins, including the benefits of off shore production, expected benefits from DARPA and Department of Energy R&D work, and expected benefits from the alliance and partnership with Gensler and any other alliance or partnership. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.